Filed pursuant to Rule 424(b)(3)

File No. 333-278025

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 15, 2025

TO PROSPECTUS DATED MARCH 27, 2024

INTELLIGENT BIO SOLUTIONS, INC.

This Prospectus Supplement, dated September 15, 2025, supplements that certain Prospectus filed by Intelligent Bio Solutions, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) and dated March 27, 2024 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that the Company is aware of since the date of the Prospectus. On May 6, 2025, Altium Growth Fund, LP (“Altium”) transferred to Warberg WF XII LP (“Warberg”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), Series H-1 Warrants exercisable for an aggregate of 439,560 shares of the Company’s common stock. On July 24, 2025, Altium transferred to Warberg, in a transaction exempt from the registration requirements of the Securities Act, Series H-2 Warrants exercisable for an aggregate of 439,560 shares of the Company’s common stock. As a result of these assignments to Warberg, Altium no longer holds any Series H-1 Warrants or Series H-2 Warrants.

The table, therefore, is amended by adding the information in the following table for Warberg as a Selling Stockholder and removing Altium as a Selling Stockholder. The aggregate number of shares registered pursuant to the Prospectus has not increased as a result of this amendment.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Percentage of beneficial ownership is calculated based on 9,028,712 shares of common stock outstanding as of September 10, 2025.

Column 1	Column 2		Column 3	Column 4
	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares to be Sold Pursuant to	Shares Beneficially Owned After this Offering
Name of Selling Stockholders	Number of Shares	Percent of Class	this Offering†	Number of Shares	Percent of Class

Warberg WF XII LP(1)	1,202,488	11.84%	629,120	573,368	6.02%

† Includes common stock issuable upon exercise of the Warrants.

*Less than 1%.

(1) Consists of 73,368 shares directly held by Warberg WF XII LP (“Warberg”); 189,560 shares underlying Series H-1 Warrants; 439,560 shares underlying Series H-2 Warrants; and 500,000 shares underlying Series J Warrants held by Warberg. The securities are directly held by Warberg WF XII LP and may be deemed to be beneficially owned by Daniel Warsh, who has investment and dispositive power over the securities. The warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of the Selling Stockholder is 716 Oak St. Winnetka, IL 60093.